Exhibit 99.1

Echo Therapeutics, Inc. Announces Second Quarter 2014 Financial Results and Provides Business Update

40%-50% Monthly Cash Burn Reduction Initiatives Implemented

Increased Focus on Key Symphony CGM System Enhancements

Philadelphia, PA – August 14, 2014 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a medical device company developing its Symphony® CGM System as a non-invasive, wireless continuous glucose monitoring system, today announced its financial results for the quarter ended June 30, 2014 and provided a business update.  Echo’s Quarterly Report on Form 10-Q, as filed with the SEC, is available by visiting the Investors section of Echo’s website at www.echotx.com.

Echo also announced today that it has taken steps to substantially reduce operating costs and preserve cash while further focusing its development efforts and resources on implementing key product performance enhancements to its Symphony CGM System. The Company has implemented significant cost reductions across all aspects of its operations in both external spend and workforce, including reductions in general and administrative expenditures, manufacturing, clinical and product development expenditures. At the same time, the Company is exploring a variety of funding alternatives which it believes, together with the cost reduction initiatives, is necessary to permit the Company to ultimately achieve its clinical trial and regulatory approval objectives. In the absence of a financing or strategic transaction, Echo’s ability to achieve its previously stated product development timelines will be negatively impacted by the Company’s effort to preserve cash and reduce expenses.

Cost reduction measures that were successfully implemented in September 2013 resulted in a 36% decrease in second quarter of 2014 operating expenses compared to the second quarter of 2013. The Company anticipates an additional meaningful decrease in expenses as a result of the most recent cost reduction efforts. As a result of these new initiatives, that include a 35% employee reduction, the monthly burn rate is projected to decrease by 40%-50% as compared to the average monthly burn rate experienced during the first six months of 2014.

“Our management team and Board of Directors believe more than ever in the viability of Symphony and in the positive product development progress made in the past few months; however, it is in the best interests of Echo and its shareholders to take immediate and significant action to adjust our business and operating structure in order to achieve cost savings, preserve cash and deploy capital more efficiently as we continue to make progress toward commercialization. Our focus continues to be prudent with our spending while implementing and testing the key product enhancements for the next generation Symphony CGM System,” said Kimberly A. Burke, Echo’s Interim CEO, General Counsel and Chief Compliance Officer. “We remain excited about the potential for Symphony as an important tool to improve glycemic control in the critical care setting and we believe that additional market segment and partnership opportunities exist for various demographics. Our SkinPrep technology also offers multi-product opportunities for use as a drug delivery device or in combination with other biosensors to monitor additional analytes.”

Other Recent Corporate Updates:

•	In June 2014, Echo’s clinical study of Symphony was presented during poster sessions at the 74th Scientific Sessions of the American Diabetes Association (ADA) in San Francisco, California.
•	Stockholders elected Shepard M. Goldberg to the Echo Board of Directors at the 2014 Annual Meeting of Stockholders held on June 19, 2014.
•
Kimberly A. Burke was appointed as Interim Chief Executive Officer (CEO) of Echo effective July 1, 2014. The Board continues to work with a retained executive search firm to hire a well-qualified permanent CEO.

•	Charles T. Bernhardt was appointed by the Echo Board of Directors to serve as Interim Chief Financial Officer (CFO) on July 16, 2014.

Second Quarter 2014 Financial Results

Echo’s net loss for the second quarter of 2014 was $3.8 million, or ($0.31) per share, compared to $3.3 million, or ($0.51) per share, for the second quarter of 2013.  Operating loss for the second quarter of 2014 was $3.9 million compared to $6.1 million for the second quarter of 2013.  Research and development expenses were $1.7 million for the second quarter of 2014 compared to $4.0 million in the prior year.  The decrease in research and development expenses is primarily related to decreased development and clinical expenses.  General and administrative expenses were $2.2 million for the second quarter of 2014 versus $2.1 million in the prior year.  A decrease in general and administrative expenses was offset by unanticipated expenses that included costs associated with the proxy contest and annual shareholder meeting and legal expenses.  Echo reported a cash balance of approximately $4.1 million as of June 30, 2014.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless continuous glucose monitoring system for use initially in the critical care setting. A significant longer-term opportunity may also exist for Symphony to be used in the hospital beyond the critical care setting, as well as in patients with diabetes in the outpatient setting. Echo has also developed its needle-free skin preparation device as a platform technology to allow for enhanced skin permeation that enables extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts, including the statements about future decreases in expense, corporate objectives, a European product launch and initiation of the FDA pivotal trial, may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
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Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$4,105,954	$8,055,385
Other current assets	1,228,991	1,319,713
Total current assets	5,334,945	9,375,098
Net property and equipment (including assets under capitalized leases)	1,329,539	1,495,807
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs, net of current portion	2,097,322	2,581,324
Restricted cash and other assets	11,490	12,066
Total other assets	11,733,812	12,218,390
Total assets	$18,398,296	$23,089,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,032,360	$1,036,320
Current portion of deferred revenue from licensing agreements	76,428	76,428
Derivative warrant liability	586,155	1,119,155
Accrued expenses and other liabilities	884,201	1,412,468
Total current liabilities	2,579,144	3,644,371
Deferred revenue from licensing arrangements, net of current portion	38,214	76,428
Total liabilities	2,617,358	3,720,799
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, Series C, D & E	27,496	27,496
Common stock	126,654	117,764
Additional paid-in capital	135,133,217	132,192,648
Accumulated deficit	(119,506,429)	(112,969,412)
Total stockholders' equity	15,780,938	19,368,496
Total liabilities and stockholders' equity	$18,398,296	$23,089,295

Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Licensing revenue	$19,107	$22,557	$38,214	$45,114
Total revenues	19,107	22,557	38,214	45,114

Operating Expenses:
Research and development	1,747,254	4,019,149	3,148,162	7,238,872
Selling, general and administrative	2,187,335	2,098,347	3,475,235	4,397,794
Total operating expenses	3,934,589	6,117,496	6,623,397	11,636,666
Loss from operations	(3,915,482)	(6,094,939)	(6,585,183)	(11,591,552)

Other Income (expense):
Interest income (expense), net	(242,994)	(241,458)	(486,334)	(3,414,156)
Gain on disposals of assets	1500	-	1500	-
Gain on revaluation of derivative warrant liability	393,000	2,995,000	533,000	4,675,986
Other income (expense), net	151,506	2,753,542	48,166	1,261,830
Net loss	$(3,763,976)	$(3,341,397)	$(6,537,017)	$(10,329,722)
Net loss per common share, basic and diluted	$(0.31)	$(0.51)	$(0.55)	$(1.73)
Basic and diluted weighted average common shares outstanding	12,070,548	6,594,530	11,965,306	5,987,376

(Reflects 1-for-10 reverse stock split effective June 7, 2013)

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